                                                             Exhibit 99(a)(1)(a)

                            SOTHEBY'S HOLDINGS, INC.
                 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                          FOR RESTRICTED STOCK OR CASH

    This Offer to Exchange and the right to withdraw from this Offer to Exchange will expire at 5:30 p.m., Eastern Standard Time in New York City, on Wednesday, March 31, 2004, (the 'Expiration Date'), unless Sotheby's Holdings, Inc. ('Sotheby's,' 'Company,' 'we,' or 'us') extends the Offer.

    Sotheby's is offering Eligible Employees the opportunity to exchange certain, unexercised options to purchase shares of Sotheby's Class B Common Stock for cash or for restricted stock (the 'Restricted Stock'). Options eligible for exchange pursuant to the Offer include all of your options with an exercise price at or above $20 per share ('Eligible Options'). If you own 10,000 or fewer Eligible Options and you tender these options, you will receive a cash payment. If you own in excess of 10,000 Eligible Options and you tender these options, you will receive Restricted Stock, or if you are a non-U.S. taxpayer, a Restricted Stock Entitlement, which is a right to receive Restricted Stock.

    We are making this Offer upon the terms and subject to the conditions described in this Offer and the related Election Form (together, as amended or supplemented from time to time, the 'Offer'). The Offer is voluntary, and you may choose to keep your Eligible Options at their current exercise prices. If you decide to accept this Offer with respect to any Eligible Options, you must tender all of your Eligible Options. You cannot tender some but not all of your Eligible Options. You are eligible to participate in the Offer ('Eligible Employees') if you (1) hold Eligible Options; (2) are an active employee of, or on an approved leave of absence from, Sotheby's or one of its direct or indirect subsidiaries on both the date hereof and the Expiration Date; and (3) you have neither given notice of termination of employment nor received notice of termination of employment as of the Expiration Date.

    All Eligible Options tendered and accepted by us pursuant to this Offer will be purchased and cancelled. If you hold 10,000 or fewer Eligible Options and you accept this Offer, the amount of the cash payment you will receive for Eligible Options that you tender is based on the Exchange Factor as defined below. You will receive a cash payment in an amount equal to the per share price of Sotheby's Class A Common Stock (the 'Common Stock') on the Expiration Date multiplied by the number of shares of Restricted Stock determined under the Exchange Factor. An example of this calculation is given in the 'Summary Term Sheet' following the Table of Contents in this Offer.

    Subject to the terms and conditions of this Offer, we anticipate that the cash payment for tendered Eligible Options will be paid to you by the end of April, 2004, or as promptly thereafter as possible, through our normal payroll services. The aggregate cash payment that you receive will represent taxable income to you, subject to applicable tax withholdings. We will deduct an amount from your cash payment to satisfy applicable tax withholding obligations, if any.

    You may tender your Eligible Options at any time prior to 5:30 p.m., Eastern Standard Time in New York City, on Wednesday, March 31, 2004 (such date, or such later date to which we extend the Offer, the 'Expiration Date'), by following the procedures listed in Section 3.

    The number of shares of Restricted Stock you will receive for Eligible Options that you tender (or if you are receiving cash, the cash amount) will depend on the exercise price of each Eligible Option (the 'Exchange Factor') as set forth in the table below:

                                EXCHANGE FACTOR


      OPTION                      SHARES OF
     EXERCISE         OPTIONS     RESTRICTED
  PRICE PER SHARE    EXCHANGED   STOCK ISSUED
  ---------------    ---------   ------------
More than $30           11            1
Between $20 - $30        4            1

    An example of this calculation is given in the 'Summary Term Sheet' following the Table of Contents in this Offer.

    Each share of Restricted Stock, or for non-U.S. taxpayers, a Restricted Stock Entitlement, as described further in this Offer, represents the right to receive a share of Sotheby's Class B Common

Stock if certain conditions are met. Restricted Stock is subject to forfeiture and other restrictions until it vests, at which time the shares of Class B Common Stock will be distributed to you without restriction. The Restricted Stock will be subject to the terms of a Restricted Stock Award Agreement between each tendering option holder and Sotheby's.

    So long as you remain employed with Sotheby's or its subsidiaries, the Restricted Stock, or the Restricted Stock Entitlement for non-U.S. taxpayers, vests in four annual installments with twenty-five percent (25%) vesting on March 31, 2005; another twenty-five percent (25%) vesting on March 31, 2006; the third twenty-five percent (25%) vesting on March 31, 2007; and the final twenty-five percent (25%) vesting on March 31, 2008. Even if your Eligible Options are currently vested, the Restricted Stock you receive will be subject to this vesting schedule. The Restricted Stock may vest early upon the occurrence of certain events described in Section 9.

    YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH SOTHEBY'S PRIOR TO THE DATE THE RESTRICTED STOCK IS ISSUED. IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK, YOUR UNVESTED RESTRICTED STOCK WILL BE FORFEITED. See Section 9. As further described in this Offer, when your Restricted Stock vests, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. You will receive additional information regarding withholding obligations when you receive your Restricted Stock Award Agreement in late April, 2004 or as promptly thereafter as possible.

    This Offer is not conditioned upon a minimum number of Eligible Options being tendered. This Offer is subject to certain other conditions, which we describe in Section 6 of this Offer.

    If you choose not to participate in the Offer, all of your existing options will remain outstanding on their current terms and conditions. If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive the Restricted Stock or the cash payment. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, including the applicable termination provisions contained in the existing stock option award agreements between you and us.

    Although our Board of Directors (the 'Board') has authorized this Offer, neither Sotheby's, nor the Board, nor its Compensation Committee makes any recommendation as to whether you should tender your Eligible Options for exchange. The Board recognizes that the decision to tender is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation.

    Sotheby's Common Stock trades on the New York Stock Exchange under the symbol 'BID' and on the London Stock Exchange under the symbol 'STBA'. On February 23, 2004, the closing price of the Common Stock on the New York Stock Exchange was $14 per share. We recommend that you obtain current market quotations for the Common Stock, among other factors, before deciding whether to accept this Offer.

    You should direct questions about the Offer, or requests for assistance or for additional copies of this Offer or the Election Form to the Contact Person listed in your personalized letter and on the Intranet site accessible at http://intranet.ny.sothebys.com/stockoptions/index/php.

                             IMPORTANT INFORMATION

    If you wish to tender your Eligible Options for exchange, you must complete and return to us the Election Form before the Expiration Date by electronic delivery or hand delivery to the Contact Person for your location in accordance with the instructions in Section 3 of this Offer.

    This Offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this Offer to option holders in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE REFER. WE HAVE NOT AUTHORIZED ANY THIRD-PARTY TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER.

    THE DATE OF THIS OFFER TO EXCHANGE IS MARCH 1, 2004.

    A 'SUMMARY TERM SHEET' DESCRIBING THE PRINCIPAL TERMS OF THE OFFER FOLLOWS THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE OFFER, THE RELATED ELECTION FORM AND, IF APPLICABLE, THE RESTRICTED STOCK PLAN CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
SUMMARY TERM SHEET...................................................    1
THE OFFER............................................................    9
     1.  ELIGIBILITY; NUMBER OF SHARES OF RESTRICTED STOCK; CASH
           PAYMENT; EXPIRATION DATE..................................    9
     2.  PURPOSE OF THE OFFER........................................   10
     3.  PROCEDURES; ACCEPTANCE OF OPTIONS; PROPER TENDER OF
           OPTIONS...................................................   11
     4.  WITHDRAWAL RIGHTS...........................................   12
     5.  ACCEPTANCE OF OPTIONS FOR CANCELLATION; ISSUANCE OF
           RESTRICTED STOCK; CASH PAYMENT............................   12
     6.  CONDITIONS OF THE OFFER.....................................   13
     7.  PRICE RANGE OF OUR COMMON STOCK.............................   15
     8.  SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION..........   15
     9.  TERMS AND CONDITIONS OF RESTRICTED STOCK....................   16
    10.  INFORMATION ABOUT SOTHEBY'S.................................   18
    11.  INTERESTS OF DIRECTORS AND OFFICERS; ELIGIBLE OPTIONS HELD
           BY EXECUTIVE OFFICERS.....................................   18
    12.  STATUS OF OPTIONS ACCEPTED FOR CANCELLATION BY US IN THE
           OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER...............   19
    13.  LEGAL MATTERS; REGULATORY APPROVALS.........................   19
    14.  MATERIAL U.S. TAX CONSEQUENCES..............................   20
    15.  INTERNATIONAL TAX CONSEQUENCES..............................   20
    16.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..................   24
    17.  FEES AND EXPENSES...........................................   25
    18.  ADDITIONAL INFORMATION......................................   25
    19.  MISCELLANEOUS FINANCIAL INFORMATION.........................   26
    20.  RISK FACTORS; FORWARD LOOKING STATEMENTS....................   26
    21.  NOTICE TO EMPLOYEES OUTSIDE THE UNITED STATES ON DATA
           PROTECTION................................................   27
         SCHEDULE A..................................................
         SCHEDULE B..................................................

                               SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer and the accompanying Election Form because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer where you can find a more complete description of the topics in this summary.

Q1: WHAT OPTIONS ARE ELIGIBLE FOR EXCHANGE?

    A. We are offering Eligible Employees (as defined below) the opportunity to receive cash or shares of restricted stock (the 'Restricted Stock') in exchange for certain options granted under the Sotheby's Holdings, Inc. 1997 Stock Option Plan (the 'Stock Option Plan'). The options eligible for exchange ('Eligible Options') include:

     All options having an exercise price per share at or above $20.

    All Eligible Options may be exchanged pursuant to the Offer, whether they are vested, partially vested or unvested. All other options are not eligible for exchange pursuant to the Offer and continue to be subject to the terms and conditions of the Stock Option Plan and your existing Stock Option Agreement(s). See Section 1 of the Offer.

Q2: WHO MAY PARTICIPATE IN THE OFFER?

    A. You are eligible to participate in the Offer if you (1) hold Eligible Options; (2) are an active employee of, or are on an approved leave of absence from, Sotheby's Holdings, Inc. or one of its direct or indirect subsidiaries ('Sotheby's,' 'Company,' 'we' or 'us') on the Expiration Date; and (3) have neither given notice of termination of employment nor received notice of termination of employment as of the Expiration Date. The Expiration Date is 5:30 p.m. Eastern Standard Time in New York City, Wednesday, March 31, 2004, the date the Offer expires. See Section 1 of the Offer.

Q3: HOW WILL YOU DETERMINE WHO RECEIVES RESTRICTED STOCK AND WHO RECEIVES CASH?

    A. Eligible Employees who hold 10,000 or fewer Eligible Options will receive cash. Eligible Employees who hold more than 10,000 Eligible Options will receive Restricted Stock, or a Restricted Stock Entitlement for non-U.S. taxpayers, in exchange for their tendered Eligible Options. See Section 1 of the Offer.

Q4: WHAT IS RESTRICTED STOCK OR A RESTRICTED STOCK ENTITLEMENT?

    A. Restricted Stock means actual shares of a corporation's equity securities that are subject to transfer, vesting or other restrictions. For purposes of the Offer, the Restricted Stock means shares of the Company's Class B Common Stock. The Restricted Stock is considered 'restricted' because it is subject to forfeiture and restrictions on transfer prior to vesting as described in Question 17. You are entitled to vote and receive dividends on both your vested and unvested shares of Restricted Stock except as described below for non-U.S. taxpayers. You will also receive notices of meetings and other materials provided to Sotheby's shareholders. After the Restricted Stock has vested, and the related shares are distributed to you, you may transfer or sell the shares subject to applicable securities laws and the Company's trading restrictions. Restricted Stock will be granted under the Sotheby's Holdings, Inc. 2003 Restricted Stock Plan (the 'Plan') and will be subject to the terms and conditions of the Plan and of the Restricted Stock Award Agreement entered into by you and us. See Section 9 of the Offer.

    Non-U.S. taxpayers should note that, for tax reasons, Restricted Stock will not be issued immediately in exchange for your Eligible Options. Instead, you will be granted a Restricted Stock Entitlement that will entitle you to call (without payment) for the relevant amount of Restricted Stock at the applicable vesting date. Non-U.S. taxpayers are deemed to have called for the shares of Restricted Stock that vest on the applicable vesting date(s). The commercial effect is therefore similar to that of an immediate receipt of Restricted Stock. Voting and dividend rights do not apply until vesting occurs. The Restricted Stock Entitlement will be granted under the Sotheby's Holdings, Inc.

2003 Restricted Stock Plan (the 'Plan') and will be subject to the terms and conditions of the Plan and of the Restricted Stock Award Agreement entered into by you and us.

Q5: HOW IS THE RESTRICTED STOCK DIFFERENT FROM STOCK OPTIONS GRANTED UNDER THE
    COMPANY'S STOCK OPTION PLAN?

    A. The Restricted Stock represents actual shares of the Company's Class B Common Stock. An option, on the other hand, means a right to acquire stock at a fixed exercise price for a specified period of time. An option holder benefits only from the appreciation of the stock above the exercise price. Restricted Stock has immediate value when the restrictions lapse, although such value varies with market fluctuations. Restricted Stock has no exercise price and the shares never expire. The Restricted Stock holder also has certain rights of ownership, including voting and dividend rights.

Q6: WHY IS SOTHEBY'S MAKING THE OFFER?

    A. We are making this Offer to promote the interests of the Company, its shareholders and its employees. Many of our outstanding options have exercise prices that are significantly higher than the current market price of the Company's common stock.

    We believe it is appropriate to make this Offer at this time in order to create a renewed opportunity for employees to realize future benefit from their existing stock option awards.

Q7: HOW DO I KNOW HOW MANY ELIGIBLE OPTIONS I HAVE?

    A. See your enclosed Stock Option Statement which lists, in the first section, the number of your Eligible Options. The second section lists the number of your options that are not eligible for exchange. If you have specific questions about your Option Statement, call Lori Coleman in New York at
(212) 894-2027.

Q8: HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR ELIGIBLE
    OPTIONS THAT I TENDER?

    A. The number of shares of Restricted Stock that you receive with respect to Eligible Options that you tender will be determined by dividing the number of Eligible Options you tender in each class (based on option exercise price) by the exchange factor for that class ('Exchange Factor') as set forth below. Then add the number of shares of Restricted Stock for all classes (to the hundredth of a share) and round the TOTAL up to the nearest whole share. If you hold more than 10,000 Eligible Options, the Exchange Factor for each class of Options is as follows:

                                EXCHANGE FACTOR

      OPTION                      SHARES OF
     EXERCISE         OPTIONS     RESTRICTED
  PRICE PER SHARE    EXCHANGED   STOCK ISSUED
  ---------------    ---------   ------------
More than $30           11            1
Between $20 - $30        4            1

    EXAMPLE: For example, assume you hold 16,000 Eligible Options, 11,000 options with an exercise price per share of $32, and 5,000 options with an exercise price per share of $22. If you tender these Eligible Options then:

    1)   WITH RESPECT TO YOUR $32 PER SHARE ELIGIBLE OPTIONS:

         The number of your Options (11,000) is divided by the Exchange Factor of 11 (i.e., 11 Options surrendered for every 1 share of Restricted Stock awarded) resulting in 1,000 shares of Restricted Stock.
         (11,000 [div] 11 = 1,000).

    2)   WITH RESPECT TO YOUR $22 PER SHARE ELIGIBLE OPTIONS:
         The number of your Options (5,000) is divided by the Exchange Factor of 4 (i.e., 4 Options surrendered for every 1 share of Restricted Stock awarded) resulting in 1,250 shares of Restricted Stock to be issued.
         (5,000 [div] 4 = 1,250).
    3) YOU WILL RECEIVE A TOTAL OF 2,250 SHARES OF RESTRICTED STOCK (1,000 + 1,250).

Q9: HOW MUCH CASH WILL I RECEIVE IN EXCHANGE FOR ELIGIBLE OPTIONS THAT I TENDER?

    A. If you have 10,000 or fewer Eligible Options, you will receive cash for your tendered Eligible Options. You cannot receive Restricted Stock. The amount of cash you are entitled to receive is based on the same Exchange Factor that applies to the Restricted Stock described in Question 8 above. Instead of receiving shares of Restricted Stock, you will receive a cash payment in an amount equal to the per share price of the Company's Class A Common Stock (the 'Common Stock') on the Expiration Date multiplied by the number of shares of Restricted Stock determined under the Exchange Factor. For purposes of the Offer, the per share price of Common Stock will be the closing price of the Company's Class A Common Stock on the New York Stock Exchange on the Expiration Date. Any cash tender payment of less than $200 will be automatically rounded up to $200. Non-U.S. taxpayers receiving cash payments will be paid out in local currencies based on the foreign currency exchange rate on the Expiration Date. See Section 1 of the Offer.

    EXAMPLE: Assume you hold 6,000 Eligible Options, 2,000 options with an exercise price per share of $32 and 4,000 options with an exercise price per share of $22. Assume the closing price of Class A Common Stock on the Expiration Date is $14.00. If you tender these Eligible Options, then:
    1)   WITH RESPECT TO YOUR $32 PER SHARE OPTIONS:
         The number of your Options (2,000) is divided by the Exchange Factor of 11, resulting in 181.82 shares of Restricted Stock. (2,000 [div] 11 = 181.82).
    2)   WITH RESPECT TO YOUR $22 PER SHARE OPTIONS:
         The number of your Options (4,000) is divided by the Exchange Factor of 4, resulting in 1,000 shares of Restricted Stock. (4,000 [div] 4 = 1,000).
    3)   TOTAL CASH PAYMENT:
         As described in Question 8 above, the total number of shares of Restricted Stock for all classes is added together and the total number of Restricted Stock is rounded up to the nearest whole share. In this Example, 181.82 + 1,000 = 1,182 SHARES OF RESTRICTED STOCK. Assuming that the closing price of our Class A Common Stock on the Expiration Date is $14, your total cash payment will be $16,548 (1,182 X $14), less applicable tax withholdings.
    OTHER EXAMPLES: Same facts as above with respect to the number of Eligible Options but assume different share prices of Class A Common Stock as follows:
    1) Assume the closing price of our Class A Common Stock on the Expiration Date is $12, your cash payment will be $14,184.
    2) Assume the closing price of our Class A Common Stock on the Expiration Date is $13, your cash payment will be $15,366.
    3) Assume the closing price of our Class A Common Stock on the Expiration Date is $15, your cash payment will be $17,730.

    EXAMPLE: Assume you hold 100 Eligible Options with an exercise price of $37.94. The number of your Eligible Options (100) is divided by the Exchange Factor of 11, resulting in 9.09 (100 [div] 11) shares of Restricted Stock. Round the total shares up to the nearest whole number, 10, and multiply by the closing price of Class A Common Stock on the Expiration Date. Assume that the closing price of our Class A Common Stock on the Expiration Date is $14.00. 10 SHARES X $14 = $140.00. Your total cash payment will be $200 since any cash exchange payment of less than $200 is automatically rounded up to $200.

Q10: IF I DECIDE TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY
     OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

    A. If you accept this Offer with respect to any Eligible Options, you must tender ALL Eligible Options. You cannot tender some but not all of your Eligible Options.

Q11: WHEN MAY I TENDER MY OPTIONS IN EXCHANGE FOR CASH OR RESTRICTED STOCK?

    A. You may tender Eligible Options at any time prior to 5:30 p.m., Eastern Standard Time in New York City, on Wednesday, March 31, 2004, the Expiration Date.

Q12: HOW DO I TENDER MY ELIGIBLE OPTIONS?

    A. If you decide to tender your Eligible Options, we must receive a properly completed Election Form no later than 5:30 p.m., Eastern Standard Time in New York City, on the Expiration Date by electronic delivery or hand delivery to the contact person for your location.

    ELECTRONIC DELIVERY:

    Electronic Delivery is the preferred delivery method. You may submit your election online by accessing the special intranet site at http://intranet.ny.sothebys.com/stockoptions/index/php. Click on the button on the right for the Election Form. Follow the instructions to submit your election.

    HAND DELIVERY:

    You may tender Eligible Options by completing and signing the Election Form included with this Offer, and delivering this document by hand to your Contact Person in accordance with the instructions listed in Section 3 and in the Election Form.

    PLEASE DO NOT FAX OR PUT YOUR ELECTION FORM IN THE COMPANY'S INTRA-COMPANY MAIL OR ANY MAIL SERVICE.

    We recommend that you keep a copy of your completed Election Form. We will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options, which may be by electronic mail or other written communication, promptly after the Expiration Date. You should review the Offer to Exchange and the Election Form before making your decision. Copies of these documents have been provided to you by hand delivery. See Section 3 of the Offer.

Q13: WILL SOTHEBY'S ACCEPT ALL ELIGIBLE OPTIONS OFFERED FOR EXCHANGE?

    A. Yes, we intend to accept all Eligible Options offered for exchange; however, we reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to the conditions of the Offer set forth in
Section 6, we will accept all Eligible Options that are properly and timely tendered and not validly withdrawn by you. Promptly after expiration of the Offer, and subject to the conditions set forth in Section 6, you will be notified by electronic mail or other written communication that the Offer expired and that your Eligible Options were accepted. You will also be notified of the number of shares of Restricted Stock you were issued or the amount of your cash payment.

Q14: ARE THERE CONDITIONS TO THE OFFER?

    A. The Offer is not conditioned on the tender of a minimum number of Eligible Options. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer, as described in Section 6 of the Offer.

Q15: WHEN WILL I RECEIVE MY CASH PAYMENT?

    A. If you properly tender and we accept all Eligible Options tendered, we anticipate that the cash payment (less cash withheld to satisfy withholding tax obligations) will be paid to you by the end of April, 2004, or as promptly thereafter as possible through our normal payroll services. The cash payment is not subject to vesting. For U.S. taxpayers, your cash payment will not be included in calculating employee or employer contributions under the Company's 401(k) Retirement Savings Plan. Non-U.S. taxpayers receiving cash payments will be paid out in local currencies based on the foreign currency exchange rate on the Expiration Date.

Q16: WHEN WILL I RECEIVE MY RESTRICTED STOCK?

    A. If you properly tender and we accept all Eligible Options tendered, you will receive a Restricted Stock Agreement and other written materials regarding your award of Restricted Stock. These documents will be forwarded to you via electronic mail or paper delivery by the end of April, 2004 or as promptly thereafter as possible. The Restricted Stock (or for non-U.S. taxpayers, your legal entitlement to call for the Restricted Stock on the applicable vesting date) will be effective as of the Expiration Date, Wednesday, March 31, 2004. As the Restricted Stock vests, (or for non-U.S. taxpayers, when you call for the Restricted Stock following vesting), the number of vested shares of Common Stock will be distributed to you by electronic deposit into a book entry account for you with our transfer agent. Upon vesting, you will receive additional information regarding your withholding tax obligations and withholding procedures established by the Company. Non-U.S. taxpayers are deemed to have called for the shares of Restricted Stock that vest on the applicable vesting date(s).

Q17: WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

    A. The Restricted Stock awarded in exchange for your tendered Eligible Options is subject to a new vesting schedule even if your Eligible Options were already fully or partially vested. So long as you remain employed with Sotheby's or its subsidiaries, the Restricted Stock will vest over a four (4) year period pursuant to which twenty-five percent (25%) of the number of shares of Restricted Stock issued will vest each year on the anniversary of the date of issuance. The Expiration Date will be the date of issuance.

    For example, assume that you receive 1,000 shares of Restricted Stock on March 31, 2004 in exchange for your Eligible Options. Assuming you are still employed by us on each of the following dates:

          On March 31, 2005, 250 shares of Restricted Stock will vest.

          On March 31, 2006, an additional 250 shares will vest.

          On March 31, 2007, an additional 250 shares will vest.

          On March 31, 2008, the remaining 250 shares will vest.

    The Restricted Stock also may vest early upon the occurrence of certain events described in Section 9 such as a Change in Control of the Company or your death, disability or retirement. IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK, ALL OF THE UNVESTED RESTRICTED STOCK WILL BE FORFEITED. See Section 9.

Q18: WHAT WILL HAPPEN TO MY OPTIONS IF I DO NOT PARTICIPATE IN THE OFFER?

    A. If you choose not to participate in the Offer, you will continue to hold your existing stock options under the terms of each award as it was granted to you. You will not receive the cash payment or the Restricted Stock.

Q19: DO I HAVE TO RETURN THE ELECTION FORM?

    A. Yes. However, if you do not return your Election Form by electronic delivery or by hand delivery to your Contact Person by the Expiration Date, you will be deemed to have elected to keep your options and not participate in the Offer.

Q20: WHAT HAPPENS IF I TENDER MY OPTIONS BUT MY EMPLOYMENT IS TERMINATED BEFORE
     THE EXPIRATION DATE?

    A. If your employment is terminated for any reason (including death or disability) or you give or receive notice of termination prior to the Expiration Date, even if you have tendered Eligible Options pursuant to the Offer, your participation in the Offer will be automatically cancelled and you will not receive the Restricted Stock or the cash payment. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, subject to the applicable termination provisions contained in the Stock Option Plan and your existing stock option agreements between you and us. See Section 9.

Q21: WILL I HAVE TO PAY TAXES WHEN I EXCHANGE MY OPTIONS FOR CASH?

    A. If you tender Eligible Options in exchange for cash, you generally will recognize ordinary income and social taxation (social security) when your cash payment is paid. At that time, you will have income and payroll withholding tax obligations with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the cash payment to satisfy your withholding tax obligation. For U.S. taxpayers, ordinary income resulting from the cash payment will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment occurs. For U.K. taxpayers, the cash that you receive on tender of your Eligible Options is subject in full to income tax and national insurance contributions which will be deducted at source through the Pay As You Earn system. For non-U.S. and non-U.K. taxpayers, see Section 15.

Q22: WILL I HAVE TO PAY TAXES WHEN I EXCHANGE MY OPTIONS FOR RESTRICTED STOCK?

    U.S. EMPLOYEES

    A. If you are a U.S. taxpayer, you will incur no immediate tax consequences when you exchange your Eligible Options for Restricted Stock, but you will incur tax liability on each vesting date as described below. When your shares of Restricted Stock vest, you will recognize compensation income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the closing price of our Common Stock on the New York Stock Exchange on the date the shares vest. At the time you recognize income on the vesting of the Restricted Stock, you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. The ordinary income resulting from the vesting of the Restricted Stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the vesting occurs. Please note that your cash payment will not be included for purposes of calculating employee or employer contributions under the Company's 401(k) Retirement Savings Plan. See
Section 14.

    U.K. EMPLOYEES

    For U.K. taxpayers, the tax position is as follows:

    (a) you will incur no income tax or employee's national insurance charge when you receive a Restricted Stock Entitlement in exchange for your Eligible Options. This is because the grant of a right to call for Restricted Shares in exchange for your Eligible Options falls within an exemption relating to 'option-for-option' exchanges;

    (b) when you call for your shares of Restricted Stock following vesting, you will be liable for income tax and employee's national insurance contributions on the market value of the shares released to you. Market value for this purpose will usually be the closing price of our Common Stock on the New York Stock Exchange on the date that the shares are released to you;

    (c) your employing company must account for the income tax and national insurance contributions due on release of the shares to you through the Pay As You Earn ('PAYE') system, much like the obligation that arises when we pay you salary or a bonus. A condition of the grant of a Restricted Stock Entitlement under the Offer is that you authorise your employing company to arrange for the sale of sufficient shares on your behalf to cover this liability;

    (d) for the above purposes it is immaterial whether the Eligible Option exchanged for Restricted Stock Entitlements was an option granted under an Inland Revenue approved plan.

    See Section 15 of the Offer.

    NON-U.S. AND NON-U.K. EMPLOYEES

    FOR NON-U.S. AND NON-U.K. EMPLOYEES. See Section 15 for a general discussion of certain tax consequences. These may differ from, and may be more adverse to you than if you were a U.S. or U.K. taxpayer. PLEASE CONSULT YOUR LOCAL FINANCE DIRECTOR IF YOU HAVE QUESTIONS REGARDING TAX WITHHOLDING OBLIGATIONS.

    WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER.

Q23: HOW WAS THE EXCHANGE FACTOR FOR THE OPTIONS DETERMINED?

    A. The Company determined, in consultation with our external compensation consultants, and the Board of Sotheby's Holdings, Inc. approved, the Exchange Factor after considering several elements, including a discounted variation of the Black-Scholes option pricing model of the outstanding stock options, various risk factors relating to stock options and Restricted Stock, and the additional compensation expense to Sotheby's associated with the Offer. The Black-Scholes option pricing model is a commonly used method of valuing stock options, which considers factors such as the remaining life of an option, the difference between the exercise price and the stock price, and the volatility of the stock price.

Q24: WHAT HAPPENS TO THE RESTRICTED STOCK VERSUS MY EXISTING STOCK OPTIONS IF
     THERE IS A CHANGE IN CONTROL OF SOTHEBY'S?

    A. Both your Restricted Stock and your options granted under the Stock Option Plan will fully vest upon a Change in Control (as such term is defined in the Stock Option Plan). See Section 6.

Q25: WHEN DOES THE OFFER EXPIRE?

    A. The Offer expires on Wednesday, March 31, 2004, at 5:30 p.m., Eastern Standard Time in New York City.

Q26: MAY I WITHDRAW OPTIONS I HAVE PREVIOUSLY TENDERED?

    A. You may withdraw your previous tender of Eligible Options at any time before 5:30 p.m., Eastern Standard Time in New York City, on Wednesday,
March 31, 2004 by delivering to us a Notice of Withdrawal by electronic delivery or by hand delivery to the Contact Person for your location in accordance with the instructions in Section 3. If you submit a Notice of Withdrawal, you may still re-tender your Eligible Options after withdrawing by delivering to us a new Election Form by the Expiration Date. See Section 4.

Q27: WHAT IS THE COMPANY'S POSITION REGARDING THE OFFER?

    A. Although the Company has authorized this Offer, it recognizes that the decision to accept it is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation or the investment merits of the Offer. The Company is not making a recommendation to employees as to whether or not to accept this Offer.

Q28: IS THERE ANY INFORMATION REGARDING SOTHEBY'S THAT I SHOULD BE AWARE OF?

    A. Before making your decision you should carefully review the information about Sotheby's set forth in Section 10. This information includes an update on certain financial information and explains where you can find additional information about us.

Q29: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    A. IF YOU HAVE QUESTIONS ABOUT THIS OFFER, PLEASE CONSULT YOUR CONTACT PERSON DURING REGULAR BUSINESS HOURS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US. SEE ALSO
SECTION 18.

                                   THE OFFER

1. ELIGIBILITY; NUMBER OF SHARES OF RESTRICTED STOCK; CASH PAYMENT; EXPIRATION DATE.

   ELIGIBILITY.

    Sotheby's is offering Eligible Employees the opportunity to exchange certain unexercised options to purchase shares of Sotheby's Class B Common Stock for cash or for restricted stock (the 'Restricted Stock'). Options eligible for exchange pursuant to the Offer include all of your options with an exercise price at or above $20 per share ('Eligible Options'). If you own 10,000 or fewer Eligible Options and you tender these options, you will receive a cash payment. If you own in excess of 10,000 Eligible Options and you tender these options, you will receive Restricted Stock, or for non-U.S. taxpayers, a Restricted Stock Entitlement (right to receive shares upon vesting). All Eligible Options were granted under the Sotheby's Holdings, Inc. 1997 Stock Option Plan (the 'Stock Option Plan').

    You are eligible to participate in the Offer ('Eligible Employees') if you
(1) hold Eligible Options; (2) are an active employee of, or on an approved leave of absence from, Sotheby's or one of its subsidiaries on both the date hereof and the Expiration Date; and (3) have neither given notice of termination of employment nor received notice of termination of employment as of the Expiration Date. IF YOU DECIDE TO PARTICIPATE IN THIS OFFER, YOU MUST TENDER ALL OF YOUR ELIGIBLE OPTIONS.

    You may tender your Eligible Options at any time prior to 5:30 p.m., Eastern Standard Time in New York City, on Wednesday, March 31, 2004, or any later date if we extend the Offer, (the 'Expiration Date') by following the procedures listed in Section 3.

    We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the related Election Form (together, the 'Offer'). We will not accept options for exchange unless the Election Form is properly returned in accordance with the instructions set forth in Section 3 before the Offer expires on the Expiration Date. The Restricted Stock, described further in this Offer, if applicable, represents the right to receive shares of Sotheby's Class B Common Stock upon vesting and is subject to forfeiture and other restrictions until it vests. The Restricted Stock will be subject to the terms of the Sotheby's Holdings, Inc. 2003 Restricted Stock Plan (the 'Restricted Stock Plan') and the Restricted Stock Award Agreement between each tendering option holder and us.

    NUMBER OF SHARES OF RESTRICTED STOCK.

    If you hold more than 10,000 Eligible Options, the number of shares of Restricted Stock that you receive with respect to your Eligible Options will be determined by dividing the number of Eligible Options you tender in each class (based on option exercise price) by the Exchange Factor for that class ('Exchange Factor') as set forth below. Then add the number of shares of Restricted Stock for all classes and round the total up to the nearest whole share.

                                  EXCHANGE FACTOR

                       OPTION                                           SHARES OF
                      EXERCISE                          OPTIONS         RESTRICTED
                   PRICE PER SHARE                     EXCHANGED       STOCK ISSUED
                   ---------------                     ---------       ------------
More than $30........................................   11               1
Between $20 - $30....................................    4               1

You will not be required to pay cash for the Restricted Stock or the shares of Sotheby's Class B Common Stock you receive as a result of the vesting of the Restricted Stock. However, as further discussed in Sections 14 and 15, there are tax consequences upon the vesting of the Restricted Stock and payment of the cash that may require you to satisfy your withholding tax obligations.

    CASH PAYMENT.

    If you have 10,000 or fewer Eligible Options, you will receive cash for your tendered Eligible Options. You cannot receive Restricted Stock. The amount of cash you are entitled to receive is based on the same Exchange Factor that applies to the Restricted Stock described above. Instead of receiving shares of Restricted Stock, you will receive a cash payment in an amount equal to the per share price of the Company's Class A Common Stock (the 'Common Stock') on the Expiration Date multiplied by the number of shares of Restricted Stock determined under the Exchange Factor. For purposes of the Offer, the per share price of Common Stock will be the closing price of the Company's Common Stock on the New York Stock Exchange on the Expiration Date. Any cash tender payment of less than $200 will be automatically rounded up to $200. Non-U.S. taxpayers receiving cash payments will be paid out in local currencies based on the foreign currency exchange rate on the Expiration Date. There is no vesting period for the cash payment, and we anticipate that it will be paid to you by the end of April, 2004 or as promptly thereafter as possible through our normal payroll services. We will deduct from your cash payment the amount necessary to satisfy your withholding tax obligation. See the Summary Term Sheet for examples of the cash payment calculation.

    EXPIRATION DATE.

    The term 'Expiration Date' means 5:30 p.m., Eastern Standard Time, on Wednesday, March 31, 2004, or such later date to which we extend the Offer in our discretion. You may tender options at any time prior to the Expiration Date by completing the Election Form in accordance with the instructions in Section
3. See Section 16 for a description of our rights to extend, terminate and amend the Offer and Section 6 for a description of our rights to accept or reject all options that are properly tendered.

2. PURPOSE OF THE OFFER.

    We are making this Offer to promote the interests of the Company, its shareholders and its employees. As many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we believe it is appropriate to make this Offer at this time.

    Except as may be disclosed in the Company's filings with the Securities and Exchange Commission, the Company has no plans or proposals that relate to or would result in:

          any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

          any purchase, sale or transfer of a material amount of the Company's assets or the assets of any of its subsidiaries. We do call your attention to the disclosures contained in the Company's Form 8-K Current Report filed with the Securities and Exchange Commission on February 17, 2004;

          any material change in the Company's present dividend rate or policy, or its indebtedness or capitalization;

          any other material change in the Company's corporate structure or business;

          any change in the present board of directors or management;

          the Company's Common Stock being delisted from the New York Stock Exchange;

          the Company's Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          the suspension of the Company's obligation to file reports under Section 15(d) of the Securities Exchange Act;

          the acquisition by any person of any of the Company's securities or the disposition of any of the Company's securities (other than as a result of the exercise of stock options issued under the Company's Stock Option Plan); or

          any changes in the Company's articles of incorporation, bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THIS OFFER, IT RECOGNIZES THAT THE DECISION TO ACCEPT IS AN INDIVIDUAL ONE THAT SHOULD

BE BASED ON A VARIETY OF FACTORS. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR PERSONAL ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION. NEITHER THE BOARD OF DIRECTORS, NOR THE COMPENSATION COMMITTEE, NOR THE COMPANY, NOR THE COMPANY'S MANAGEMENT IS MAKING A RECOMMENDATION TO EMPLOYEES AS TO WHETHER OR NOT TO ACCEPT THIS OFFER.

3. PROCEDURES; ACCEPTANCE OF OPTIONS; PROPER TENDER OF OPTIONS.

    If you decide to tender your options, you must return to us a properly completed Election Form either by electronic delivery or hand-delivery.

    ELECTRONIC DELIVERY.

    Electronic Delivery is the preferred delivery method. You may submit your election online by accessing the special intranet site at http://intranet.ny.sothebys.com/stockoptions/index/php. Click on the button on the right for the Election Form. Follow the instructions to submit your election.

    HAND DELIVERY.

    You may tender Eligible Options by completing and signing the Election Form included with this Offer, and delivering this document by hand to your contact person listed in your personalized letter and on the intranet site listed above.

    To validly tender your Eligible Options, you must deliver your properly completed Election Form so that we RECEIVE it no later than 5:30 p.m., Eastern Standard Time in New York City on Wednesday, March 31, 2004, the Expiration Date. We recommend that you keep a copy of your completed Election Form.

    We will be deemed to have accepted your Eligible Options that are validly tendered and not properly withdrawn by you if and when we give you a written notice of our acceptance of such Eligible Options promptly after the Expiration Date.

    You should carefully review the Offer to Exchange, the Election Form, the Stock Option Plan and, if applicable, the Restricted Stock Plan before making your decision. Copies of these documents have been provided to you as attachments to the Offer.

    DETERMINATIONS BINDING.

    We will resolve, in our discretion, all questions related to the Eligible Options, and the validity, form, eligibility (including time of receipt) and acceptance of the Election Form or Notice of Withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any Election Form, Notice of Withdrawal, or options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it is unlawful to accept the tendered options. We may waive any defect or irregularity in any Election Form or Notice of Withdrawal with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

    By returning your completed Election Form in accordance with the procedures described above and in the Election Form, you will have accepted the terms and conditions of the Offer. Subject to the conditions set forth in Section 6, our acceptance of Eligible Options that are properly tendered and your Election Form properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the Expiration Date.

    EFFECT ON EXISTING OPTIONS.

    If you do not tender your Eligible Options, all of your Eligible Options and other existing options and the option agreement(s) evidencing them will continue in effect on their existing terms and conditions. If you tender your Eligible Options, upon our acceptance of Eligible Options tendered in this Offer, the option agreement(s) evidencing the grant of those options will be deemed null and void with respect to the tendered Eligible Options and those options will be cancelled. Any outstanding options granted to you under the Option Plan which are not eligible for tender pursuant to the Offer will continue in effect on their existing terms and conditions.

    QUESTIONS ABOUT THE OFFER.

    You should direct questions about your Eligible Options applicable to this Offer, or requests for assistance in identifying Eligible Options, to Lori Coleman in New York, at (212) 894-2027. All other questions should be directed to your contact person. Your Contact Person is listed in your personalized letter and on the intranet site at http://intranet.ny.sothebys.com/stockoptions/index/php. Also, see the Summary Term Sheet in this Offer for other questions.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY THIRD-PARTY TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

4. WITHDRAWAL RIGHTS.

    You may only withdraw Eligible Options you have previously tendered by following the procedures described in this Section 4. You may withdraw your Eligible Options (i) at any time before the Expiration Date or (ii) after the fortieth day following commencement of the Offer if by such date we have not accepted the Eligible Options that have been tendered, in accordance with Rule 13e-4(f)(2) of the Securities Exchange Act of 1934 (the 'Exchange Act'). In order to withdraw your tender, you must complete the Notice of Withdrawal and return it via electronic delivery or hand delivery to your Contact Person prior to the Expiration Date.

    If you have withdrawn your tender by delivering the Notice of Withdrawal and you wish to re-accept the Offer and exchange your Eligible Options before the Expiration Date, you must properly re-tender your Eligible Options by returning a properly completed Election Form dated after the Notice of Withdrawal prior to the Expiration Date in accordance with the procedures set forth in Section 3.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR CANCELLATION; ISSUANCE OF RESTRICTED STOCK; CASH PAYMENT.

    On the terms and subject to the conditions of this Offer, if we accept properly tendered Eligible Options in accordance with Section 6, we will accept for exchange and will cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. The Restricted Stock will be issued effective as of the Expiration Date.

    RESTRICTED STOCK.

    If you hold more than 10,000 Eligible Options and you elect to tender your Eligible Options, the number of shares of Restricted Stock that you receive will be determined by dividing the number of options you tender in each class by the exchange factor for that class ('Exchange Factor') as set forth below. Then add the number of shares of Restricted Stock for all classes and round the total up to the nearest whole share. If you hold more than 10,000 Eligible Options, the Exchange Factor for each Class of Options is as follows:

                                EXCHANGE FACTOR

                       OPTION                                           SHARES OF
                      EXERCISE                          OPTIONS         RESTRICTED
                   PRICE PER SHARE                     EXCHANGED       STOCK ISSUED
                   ---------------                     ---------       ------------
More than $30........................................     11                1
Between $20 - $30....................................      4                1

    CASH PAYMENT.

    If you have 10,000 or fewer Eligible Options, you will receive cash for your tendered Eligible Options. You cannot receive Restricted Stock. The amount of cash you are entitled to receive is based on the same Exchange Factor that applies to the Restricted Stock described above. Instead of receiving shares of Restricted Stock, you will receive a cash payment in an amount equal to the per share price of the Company's Class A Common Stock (the 'Common Stock') on the Expiration Date multiplied by the number of shares of Restricted Stock determined under the Exchange Factor. For purposes of the Offer, the per share price of Common Stock will be the closing price of the Company's Class A Common Stock on the New York Stock Exchange on the Expiration Date. Any cash tender payment of less than $200 will be automatically rounded up to $200. Non-U.S. taxpayers receiving cash payments will be paid out in local currencies based on the foreign currency exchange rate on the Expiration Date. There is no vesting period for the cash payment, and we anticipate that it will be paid to you by the end of April, 2004 or as promptly thereafter as possible through our normal payroll services. We will deduct from your cash payment the amount necessary to satisfy your withholding tax obligation. See the Summary Term Sheet, Question 9, for examples of the cash payment calculation.

    For U.S. taxpayers, your cash payment will not be included in calculating employee or employer contributions under the Company's 401(k) Retirement Savings Plan.

    CANCELLATION OF TENDERED ELIGIBLE OPTIONS.

    If we accept the Eligible Options that you tender, the Stock Option Agreement(s) evidencing the options tendered will be deemed null and void with respect to the tendered Eligible Options. We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn by you if and when we give a written notice to you of our acceptance of such Eligible Options promptly following the Expiration Date. Promptly after expiration of the Offer, and subject to the conditions set forth in Section 6, you will be notified by electronic mail or other written communication that the Offer expired and your Eligible Options were accepted. Our communication to you indicating our acceptance of your exchange will evidence the binding agreement between you and us.

6. CONDITIONS OF THE OFFER.

    Promptly following the Expiration Date (which will be Wednesday, March 31, 2004 at 5:30 p.m., Eastern Standard Time in New York City, unless we extend it), subject to the satisfaction of conditions set forth below, we will accept all Eligible Options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all Eligible Options that are tendered, we will promptly communicate such rejection to you, and you will keep all your current options and you will not receive the Restricted Stock or the cash payment.

    We will not be required to accept for exchange any Eligible Options tendered, and may terminate or amend the Offer or may postpone the acceptance for exchange of any Eligible Options tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment, the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for exchange:

        (a) any action or proceeding by any government or governmental, regulatory or administrative agency, or any other person, domestic or foreign, is instituted, threatened, or pending before any court, authority, agency or tribunal that directly or indirectly:

           (i) challenges the making of the Offer, the acquisition of any or all of the options pursuant to the Offer, the exchange of the Restricted Stock for such options, or otherwise relates in any manner to the Offer; or

           (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

           (i) make the acceptance for exchange of any or all of the options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

           (ii) delay or restrict the ability of us, or render us unable, to accept for exchange any or all of the options; or

           (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

        (c) there shall have occurred:

           (i) any increase above $18 per share, in the market price of the shares of the Common Stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the Common Stock;

           (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

           (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed, or we learn that
    (i) any person, entity or 'group' (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date acquires or proposes to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

        (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects, stock ownership or our subsidiaries that, in our reasonable judgment, is or would be materially adverse to us or our subsidiaries.

    The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7. PRICE RANGE OF OUR COMMON STOCK.

    Sotheby's Common Stock is listed for trading on the New York Stock Exchange under the trading symbol 'BID.' The following table sets forth, for the periods indicated, the high and low sales prices per share of Sotheby's Common Stock on the New York Stock Exchange.

                                                               HIGH     LOW
                                                               ----     ---
2001
    First Quarter...........................................  $27.31   $18.00
    Second Quarter..........................................  $19.91   $16.13
    Third Quarter...........................................  $18.08   $10.76
    Fourth Quarter..........................................  $17.00   $11.86

2002
    First Quarter...........................................  $17.00   $12.99
    Second Quarter..........................................  $15.40   $13.55
    Third Quarter...........................................  $14.43   $ 7.00
    Fourth Quarter..........................................  $ 9.60   $ 6.57
2003
    First Quarter...........................................  $ 9.40   $ 7.87
    Second Quarter..........................................  $ 9.43   $ 6.49
    Third Quarter...........................................  $11.99   $ 7.62
    Fourth Quarter..........................................  $14.10   $10.33

    As of February 23, 2004, the closing price of the Common Stock, as reported by the New York Stock Exchange, was $14 per share. As of February 23, 2004, there were approximately 61.6 million shares of Class A and Class B Common Stock outstanding. We recommend that you obtain current market quotations for the Common Stock before deciding whether to tender your options for exchange.

    The Company's existing credit facility has a covenant that requires the Company to limit dividend payments. The Company did not pay any dividends during 2003, 2002 or 2001 and does not expect to pay dividends for the foreseeable future.

8. SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION.

    If you tender Eligible Options you will receive Restricted Stock or cash. If you hold more than 10,000 Eligible Options, you will receive only Restricted Stock. The number of shares of Restricted Stock that you receive with respect to Eligible Options that you tender will be determined by dividing the number of options you tender in each class (based on option exercise price) by the Exchange Factor as set forth below. Then add the number of shares of Restricted Stock for all classes and round the total up to the nearest whole share. If you hold more than 10,000 Eligible Options, the Exchange Factor for each class of Options is as follows:

                                EXCHANGE FACTOR

                         OPTION                                        SHARES OF
                        EXERCISE                           OPTIONS     RESTRICTED
                    PRICE PER SHARE                       EXCHANGED   STOCK ISSUED
                    ---------------                       ---------   ------------
More than $30...........................................     11            1
Between $20 - $30.......................................      4            1

    If you hold 10,000 or fewer Eligible Options, you will receive cash for your Eligible Options. The amount of cash you will receive is based on the same Exchange Factor that applies to the Restricted Stock as shown above. You cannot receive Restricted Stock. The amount of cash you are entitled to receive is based on the same Exchange Factor that applies to the Restricted Stock. Instead of receiving shares of Restricted Stock, you will receive a cash payment in an amount equal to the per share price of the Company's Common Stock on the Expiration Date multiplied by the number of shares of Restricted Stock determined under the Exchange Factor. For purposes of the Offer, the per share price of Common Stock will be the closing price of the Common Stock on the New York Stock Exchange on the Expiration Date. Any cash payment of less than $200 will be automatically rounded up to $200. See Section 1 of the Offer.

    The source of the cash payment will be from the Company's existing cash on hand. The amount of Restricted Stock that can be issued or cash that can be paid to each employee under the Exchange Offer is calculated using a discounted option pricing valuation model based on the number of Eligible Options held. Assuming that all employees accept the Offer, the total amount of options to be cancelled is estimated to be approximately 5.7 million. The number of shares of Restricted Stock that will be issued, assuming that all eligible employees accept the Offer, is estimated to be approximately 1.1 million shares. These shares will be issued to each employee upon acceptance of the Offer at the market price of the Company's Class A Common Stock on the Expiration Date and will be expensed over a four year vesting period. As of February 23, 2004, there are 13.7 million options outstanding which represents 22.3% of the approximate total 61.6 million shares of Class A and Class B Common Stock outstanding. Assuming that all eligible employees accept the Offer, total options outstanding would decrease to approximately 12.9% of shares outstanding. The total amount of the compensation expense related to the Restricted Stock issuance, assuming that all eligible employees accept the Offer, is estimated to be in the range of $15.5 million, of which approximately $6.0 million will be expensed in 2004. Assuming that all eligible employees accept the Offer for cash, the cash payment is expected to be in the range of $2.3 million and will be expensed in full upon acceptance.

9. TERMS AND CONDITIONS OF RESTRICTED STOCK.

    If you own 10,000 or more Eligible Options, and you tender your Eligible Options pursuant to the Offer, you will receive Restricted Stock issued under the Restricted Stock Plan. The Restricted Stock will be subject to all the terms and conditions of the Restricted Stock Plan. Our statements concerning the Restricted Stock and the Restricted Stock Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of the Restricted Stock Plan and the form of Restricted Stock Award Agreement between you and us. The Restricted Stock Plan has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the Securities and Exchange Commission.

    The maximum number of shares of Class B Common Stock that may be granted under the Restricted Stock Plan is currently two million (2,000,000) shares (subject to adjustment in the event of certain changes in corporate structure).

    Restricted Stock will be subject to forfeiture, vesting and other restrictions until the applicable vesting dates. The Restricted Stock may not be sold, transferred, pledged or assigned until vested, at which point you may transfer or sell the shares, subject to applicable securities laws and the Company's trading restrictions. You are entitled to vote and receive dividends on your vested and unvested shares of Restricted Stock.

    VESTING.

    So long as you remain employed with Sotheby's or its subsidiaries, the Restricted Stock will vest in four annual installments with the first twenty-five percent (25%) vesting on March 31, 2005; the second twenty-five (25%) vesting on March 31, 2006; the third twenty-five percent (25%) vesting on March 31, 2007; and the remaining twenty-five percent (25%) vesting on March 31, 2008. You will become 100% vested in your Restricted Stock if you terminate employment with the Company by reason of death, disability or retirement (as such terms are defined in the Restricted Stock Plan). The Restricted Stock also may vest early upon the occurrence of a Change of Control as described below.

    EVEN IF YOUR OPTIONS ARE NOW PARTIALLY OR FULLY VESTED, THE RESTRICTED STOCK YOU RECEIVE WILL BE SUBJECT TO VESTING OVER THIS FOUR-YEAR PERIOD. YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH SOTHEBY'S PRIOR TO THE DATE THE RESTRICTED STOCK IS GRANTED.

    Any unvested Restricted Stock will be forfeited upon your termination of employment for any reason (except termination of employment by reason of death, disability or retirement as such terms are defined in the Restricted Stock
Plan). If any portion of your Restricted Stock has vested prior to the date of termination, you will be entitled to keep the related shares that were distributed to you at vesting.

    ACCELERATED VESTING UPON CHANGE OF CONTROL.

    You will be entitled to 100% vesting of your Restricted Stock upon a Change of Control. Upon a Change in Control (as defined in the Sotheby's Holdings, Inc. 1997 Stock Option Plan) all of your Restricted Stock will immediately vest, and the shares related to the Restricted Stock will be distributed to you. You should also note that your Restricted Stock may not fully vest if you are terminated after the announcement of a transaction which would constitute a Change in Control but before the completion of that transaction.

    STOCK CERTIFICATES.

    Your Restricted Stock will be evidenced by the Restricted Stock Award Agreement between you and us which you will receive via electronic mail or paper delivery by the end of April 2004 or as promptly thereafter as possible. The Restricted Stock (or for non-U.S. taxpayers, your legal entitlement to call for the Restricted Stock on the applicable vesting date) will be effective as of the Expiration Date, Wednesday, March 31, 2004. As the Restricted Stock vests as described above (or for non-U.S. taxpayers, when you call for the Restricted Stock following vesting) the shares of Common Stock relating to the vested portion of the Restricted Stock will be distributed to you by electronic deposit into a book entry account for you with our transfer agent (less any shares withheld to satisfy your withholding tax obligations). You only will receive a stock certificate for the shares in your book entry account upon a request from you to the transfer agent following the establishment of such account. Upon vesting, you will receive additional information regarding your withholding tax obligations and withholding procedures established by the Company. Non-U.S. taxpayers are deemed to have called for the shares of Restricted Stock that vest on the applicable vesting date(s).

    REGISTRATION OF RESTRICTED STOCK.

    Restricted Stock will be registered under the Securities Act of 1933 (the 'Securities Act') on registration statements on Form S-8 filed with the SEC. Unless you are considered an 'affiliate' of Sotheby's (e.g., an executive officer, director or major shareholder of Sotheby's), upon vesting you will be able to sell your shares related to the Restricted Stock free of any transfer restrictions under applicable securities laws.

    TAX CONSEQUENCES.

    You should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the acquisition and vesting of Restricted Stock for U.S. citizens and residents. We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

    Also, please see Section 15 for a general discussion of certain tax consequences for non-U.S. employees. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

10. INFORMATION ABOUT SOTHEBY'S.

    The Company was incorporated in August 1983 under the laws of the State of Michigan and has its principal executive offices at 38500 Woodward Avenue, Bloomfield Hills, Michigan 48304. The Company's telephone number is
(212) 606-7000. In October 1983, the Company acquired Sotheby Parke Bernet Group Limited, which was then a publicly held company listed on the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the 'London Stock Exchange') and which, through its predecessors, had been engaged in the auction business since 1744. In 1988, the Company issued shares of Class A Common Stock to the public. The Class A Common Stock is listed on the New York Stock Exchange and the London Stock Exchange.

    Sotheby's is one of the world's two largest auctioneers of fine arts, antiques and collectibles, offering property through its worldwide Auction segment in approximately 70 collecting categories, among them fine art, antiques and decorative art, jewelry and collectibles. In addition to auctioneering, the Auction segment is engaged in a number of related activities, including the purchase and resale of art and other collectibles and the brokering of art and collectible purchases and sales through private treaty sales. The Company conducts art-related financing activities through its Finance segment and is engaged, to a lesser extent, in real estate brokerage and art education activities.

    RECENT DEVELOPMENTS.

    On February 17, 2004, the Company announced the sale of its domestic luxury real estate brokerage business, Sotheby's International Realty, Inc. to Cendant Corporation and entered into an agreement with Cendant Corporation to license the Sotheby's International Realty brand for a 100-year term, consisting of an initial 50-year term and a 50-year renewal option. Please see the Company's Form 8-K filed with the Securities Exchange Commission on February 17, 2004.

    FINANCIAL INFORMATION.

    Before deciding to participate in the Offer, we encourage you to review the financial information included on pages 12 through 30 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 incorporated herein by reference and any additional documents that may be filed by Sotheby's with the SEC after the date of this document until the termination of the Offer, which are incorporated herein by reference.

    Please see the consolidated income statement data for the years ended December 31, 2002 and 2001, and the consolidated balance sheet data at December 31, 2002 and 2001, which are derived from our audited consolidated financial statements and incorporated by reference herein.

11. INTERESTS OF DIRECTORS AND OFFICERS; ELIGIBLE OPTIONS HELD BY EXECUTIVE OFFICERS.

    A list of our directors, executive officers, and control persons, and the number of their options that are eligible for exchange pursuant to the Offer is attached to this Offer as Schedule A. No option grants have been made to non-employee directors. Please refer to our 2003 Annual Proxy Statement filed with the Securities and Exchange Commission on April 11, 2003 and incorporated herein by reference for information with respect to the beneficial ownership by directors, executive officers and control persons of Sotheby's Holdings, Inc. Class A and Class B Common Stock as of April 9, 2003. Please refer to Schedule B attached to this Offer for a list of Stock Options held by our executive officers that have vested since April 9, 2003.

    Pursuant to the Sotheby's Holdings, Inc. 1998 Stock Compensation Plan for Non-Employee Directors, each non-employee director (other than Mr. Sovern) received 2,260 shares of Class A Common Stock and/or deferred stock compensation units equivalent to such shares, if so elected by a director, since April 9, 2003. In addition, Mr. Dodge purchased 50,000 shares of Class A Common Stock on September 15, 2003, and Mr. Stewart purchased 1,000 shares of Class A Common Stock on June 12, 2003.

    As of February 23, 2004, our executive officers and directors as a group beneficially held options outstanding under our option plans to purchase a total of 3,750,033 shares of the Class B Common Stock of which 1,566,833 are eligible to be tendered in this Offer.

    Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or the directors or executive officers of any of our subsidiaries has effected any transactions in the Common Stock or stock options during the 60 days prior to the date hereof.

    Except for outstanding options to purchase common stock and Restricted Stock awards granted from time to time to certain of our employees (including executive officers) pursuant to our equity compensation plans, and except as set forth in this Offer, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. STATUS OF OPTIONS ACCEPTED FOR CANCELLATION BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

    Upon communication of this Offer, all Eligible Options will be treated for financial reporting purposes as variable awards. If you own in excess of 10,000 Eligible Options and you tender them to us, the Eligible Options that we accept for tender in connection with the Offer will be cancelled, and Restricted Stock will be issued. Variable accounting will cease on the cancelled options. The fair market value of the shares of our Common Stock related to the Restricted Stock will be recorded as a non-cash compensation expense over the vesting period. The Eligible Options that are not tendered in this Offer will continue to be treated as variable awards for financial reporting purposes until those options are exercised, forfeited, or expire.

    If you own 10,000 or fewer Eligible Options and you tender them to us, you will receive a cash payment for your Eligible Options. This cash payment will be recorded as a cash compensation charge.

13. LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept Eligible Options and to issue Restricted Stock is subject to the conditions described in
Section 6.

14. MATERIAL U.S. TAX CONSEQUENCES.

    The following is a general summary of the material federal tax consequences of the Offer to U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of option holders. This summary does not address the state and local income tax consequences of participating in the Offer. This summary does not address tax that may be due upon the subsequent sale of shares you receive when the Restricted Stock vests or in connection with dividends paid with respect to such shares, if any.

    YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

    GENERAL.

    There are no immediate income tax consequences when you tender your Eligible Options in the Offer. In the event that you are entitled to a cash payment, you will recognize ordinary income when your cash payment is paid. If you receive Restricted Stock, you will recognize ordinary income equal to the fair market value of the shares of Common Stock distributed to you at the time the Restricted Stock vests. We will determine the fair market value of the shares based on the closing price of the Common Stock on the New York Stock Exchange on the date the shares are distributed to you or, if no sales are reported on that date, in accordance with applicable tax law.

    The ordinary income resulting from the cash payment or the vesting of the Restricted Stock (and the related distribution of shares) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment or vesting occurs.

    WITHHOLDING TAXES.

    At the time you recognize ordinary income on the cash payment or the vesting of the Restricted Stock (and the distribution of the corresponding shares), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the cash payment or the shares otherwise distributable to you to satisfy your withholding tax obligation. The withholding of shares will be in accordance with the Restricted Stock Plan, which provides that Sotheby's may deduct or cause to be deducted from, or collect or cause to be collected, any taxes required by law to be withheld or paid with respect to your Restricted Stock. By participating in the Offer and returning to us the completed Election Form, you agree to the above actions to pay withholding taxes.

    The income tax withholding may be insufficient to cover your final income tax liability with respect to the cash payment or the share distribution. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year of the cash payment or share distribution.

15. INTERNATIONAL TAX CONSEQUENCES.

    ARGENTINA

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will withhold income tax and social taxes on the full amount of the cash payment.

    If the value of your assets exceeds the amount of Argentine Pesos 102,300 and you are domiciled in Argentina, you must include the value of such assets as of December 31 of each year in your Tax on Personal Assets tax return and pay the tax due. Therefore, to the extent that you hold as of December 31 of a relevant year the cash received under the Offer, and the total value of your assets exceed the non-taxable amount, you must include such cash in your tax return and pay the tax due.

    AUSTRALIA

    You may be subject to taxation on the voluntary relinquishment of your Eligible Options for cash. In order to determine how this would affect you, we recommend you consult your tax adviser. Your employer is not required to report or withhold income or social taxes in respect of the cash payment since this is a payment for cancellation of the Eligible Options and not a payment of salary and wages. It is your responsibility to report this income to the taxing authorities and pay any applicable taxes.

    AUSTRIA

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will withhold income tax and social taxes on the full amount of the cash payment at your marginal applicable rate. Provided that income tax is withheld by your employing company, you do not need to separately report the receipt of the cash payment to the competent tax authority.

    BELGIUM

    Your surrender of Eligible Options for cash is likely to be subject to the income and social taxation, withholding and reporting requirements applicable to your regular remuneration, notwithstanding any taxation that may have arisen in connection with your Eligible Options.

    CANADA

    Your surrender of your Eligible Options for cash is subject to income tax and may be subject to Canada/Quebec Pension Plan contributions depending on the level of your income. Your employing company will withhold income tax and any applicable Canada/Quebec Pension Plan contributions from the cash payment. Your employing company will report the cash payment to the Canada Customs and Revenue Agency on your T4 tax slip by February 28 of the next year.

    CHINA

    You will likely not be subject to tax as a result of the cancellation of Eligible Options. The cash payment will be taxable in the year of payment as employment income. As such, this payment will not be subject to withholding of income tax or social taxes by your employer; however, your employer will report this income to the taxing authorities. It is your responsibility to pay any applicable taxes.

    FRANCE

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will withhold social taxes on the full amount of the cash payment at your marginal rate. It is your responsibility to report in your tax return all income received in connection with the Offer. Neither Sotheby's Inc. nor your employer is liable in any way if you fail to fulfil your legal obligations relating to the cash you receive in connection with the Offer. Note that any late payment of tax will be subject to interest penalties on the amount due.

    You will not be subject to tax as a result of the exchange of Eligible Options for the grant of a Restricted Stock Entitlement. However, you should consider the tax consequences of participating in the Offer if your Eligible Options qualified for favorable French tax treatment. If your holding period and other requirements for qualified options have been (or will be) met, your qualified options have favorable income tax and social tax treatment (e.g. income tax normally due on the spread upon exercise of the non-qualified option is deferred in the case of qualified options until time of sale of the underlying shares at reduced rates, and social taxes are also reduced). If you decide to exchange your qualified options for Restricted Stock or cash, you will forfeit the tax and social insurance treatment of your qualified options because it is not possible to grant Restricted Stock on a French tax qualified basis.

    When the Restricted Stock vests and the related shares are distributed, you will be subject to income tax and social taxes on the fair market value of those shares on the vesting date. Under current laws, your employer is not required to withhold income tax on the distribution of the shares of Restricted Stock. However, your employer is required to report the taxable income of the Restricted Stock on vesting and to withhold social taxes from your portion and deliver this contribution to the social tax administration in the month following the vesting of your Restricted Stock. Your social taxes due on the Restricted Stock will be assessed on the fair market value of the shares you receive upon vesting. It is your responsibility to report in your tax return all income received upon the vesting of your Restricted Stock. Neither Sotheby's Inc. nor your employer is liable in any way if you fail to fulfil your legal obligations relating to the Restricted Stock or the shares you receive. Note that any late payment of tax will be subject to interest penalties on the amount due.

    GERMANY

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will withhold income tax and any social taxes due at your applicable marginal rate. If you are not a higher rate taxpayer, income averaging rules may apply to the receipt by you of the cash payment.

    HONG KONG

    You will likely not be subject to tax as a result of the cancellation of Eligible Options. The cash payment will be taxable in the year of payment as employment income. As such, this payment will not be subject to withholding of income tax or social taxes by your employer; however, your employer will report this income to the taxing authorities. It is your responsibility to pay any applicable taxes.

    IRELAND

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will withhold income tax (PAYE) and social taxes (PRSI) on the full amount of the cash payment at your marginal rate. You are not required to report the receipt of the cash payment to the Revenue Commissioners.

    ISRAEL

    Your receipt of a cash payment in exchange for surrendering your Eligible Options is subject to Israeli income tax and shall be considered regular employment income. Your income tax is due and payable on the receipt of the full cash amount at your marginal tax rate on employment income (up to 50%). In addition, you will also be subject to national insurance tax and health tax payments on the full cash amount based on the applicable rates. Your income tax and social taxes which are owed to the Israeli tax authorities as a result of the cash payment to you, shall be withheld at source from payroll by the employing company in accordance with standard payroll practices of the employing company.

    ITALY

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will deduct income tax and social taxes on the full amount of the cash payment.

    You will not be subject to tax as a result of the exchange of Eligible Options for the grant of a Restricted Stock Entitlement. On the vesting of the Restricted Stock you will be subject to income tax and social taxes on the 'fair market value' (as defined under Italian law) for those shares. 'Fair market value' is defined as the average price per share on the official stock exchange during the period ending on the day of vesting of the Restricted Stock and starting on the same day of the preceding calendar month.

    JAPAN

    You will likely not be subject to tax as a result of the cancellation of Eligible Options. The cash payment will be taxable in the year of payment, as employment income. As such, this payment will not be subject to withholding of income tax or social taxes by your employer; however, it is your responsibility to report this income to the taxing authorities and pay any applicable taxes.

    You will not be subject to tax as a result of the exchange of Eligible Options for the grant of a Restricted Stock Entitlement. On the vesting of the Restricted Stock you will be subject to income tax and social taxes on the 'fair market value' (as defined under applicable law) for those shares.

    MALAYSIA

    You will likely not be subject to tax as a result of the cancellation of Eligible Options. The cash payment will be taxable in the year of payment as employment income. As such, this payment will not be subject to withholding of income tax or social taxes by your employer; however, your employer will report this income to the taxing authorities. It is your responsibility to pay any applicable taxes.

    MONACO

    Your surrender of Eligible Options for cash is likely to be subject to the income and social taxation, withholding and reporting requirements applicable to your regular remuneration, notwithstanding any taxation that may have arisen in connection with your Eligible Options.

    NETHERLANDS

    Your surrender of your Eligible Options for cash is subject to income tax and social taxes. Your employing company will withhold income tax and social taxes on the amount of the cash payment at your marginal rate. You should take into account in deciding whether to accept the Offer that if your options have been subjected to tax on the original grant or vesting of the option, this tax cannot be recovered despite the option being surrendered.

    If you receive Restricted Stock, you should not be subject to tax as a result of the exchange of Eligible Options for the grant of a Restricted Stock Entitlement. Your employing company will not withhold income tax or social taxes on the exchange.

    You should take into account in deciding whether to accept the Offer that if your options have been subjected to tax on the original grant or vesting of the option, this tax cannot be recovered despite the option being surrendered. Upon vesting of the Restricted Stock, the market value of the Restricted Stock, being the closing price of the Common Stock on the New York Stock Exchange on the vesting date, will be subject to income tax and social taxes. Your employing company must withhold income tax and social taxes from your salary at your marginal rate.

    SINGAPORE

    You will likely not be subject to tax as a result of the cancellation of Eligible Options. The cash payment will be taxable in the year of payment as employment income. As such, this payment will not be subject to withholding of income tax or social taxes by your employer; however, your employer will report this income to the taxing authorities. It is your responsibility to pay any applicable taxes.

    SWITZERLAND

    Your surrender of Eligible Options for cash is likely to be subject to the income and social taxation, withholding and reporting requirements applicable to your regular remuneration, notwithstanding any taxation that may have arisen in connection with your Eligible Options.

    You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of a Restricted Stock Entitlement. When the Restricted Stock vests and the related shares are distributed, you will be subject to income taxes and social taxes on the fair market value of those shares on the vesting date. On the vesting date your employer will not withhold income tax but will withhold from you your portion of social taxes. Your employer will report your grant of a Restricted Stock Entitlement in your annual certificate of salary. Also, upon vesting, your employer will include your taxable income on your annual certificate of salary. It is your responsibility to attach the certificate of salary to your tax return and pay any taxes resulting from the Restricted Stock Entitlement.

    TAIWAN

    You will likely not be subject to tax as a result of the cancellation of Eligible Options. The cash payment will be taxable in the year of payment as employment income. As such, this payment will not be subject to withholding of income tax or social taxes by your employer; however, your employer will report this income to the taxing authorities. It is your responsibility to pay any applicable taxes.

    UNITED KINGDOM

    Your surrender of your Eligible Options for cash is subject to income tax and national insurance contributions which will be deducted at source through the Pay As You Earn (PAYE) system.

    Your surrender of Eligible Options for the grant of a Restricted Stock Entitlement is subject to the following tax position:

    You will incur no income tax or employee's national insurance charge when you receive a Restricted Stock Entitlement in exchange for your Eligible Options. This is because the grant of a right to call for Restricted Shares in exchange for your Eligible Options falls within an exemption relating to 'option-for-option' exchanges. When you call for your shares of Restricted Stock following vesting, you will be liable for income tax and employee's national insurance contributions on the market value of the shares released to you. Market value for this purpose will usually be the closing price of our Common Stock on the New York Stock Exchange on the date that the shares are released to you.

    Your employing company must account for the income tax and national insurance contributions due on release of the shares to you through the PAYE system, much like the obligation that arises when we pay you salary or a bonus. A condition of the grant of a Restricted Stock Entitlement under the Offer is that you authorise your employing company to arrange for the sale of sufficient shares on your behalf to cover this liability.

    For the purpose of the tax position described above, it is immaterial whether the Eligible Option exchanged for a Restricted Stock Entitlement was an option granted under an Inland Revenue approved plan.

16. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

    At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by publicly announcing the extension and giving oral or written notice of the extension to the option holders. If we extend the Offer beyond Wednesday, March 31, 2004, we will publicly announce the extension, which may be by company-wide announcement, no later than 9:00 a.m., Eastern Standard Time, on April 1, 2004.

    We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice thereof to the option holders and making an announcement thereof. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return any options tendered promptly after we terminate or withdraw the Offer.

    As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the per share exchange value for any class of options (i.e., the consideration offered in the Offer to option holders) or increasing or decreasing the number of options eligible to be exchanged or surrendered in the Offer.

    If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Act and will notify you by electronic mail or other written communication. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances.

17. FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to this Offer.

18. ADDITIONAL INFORMATION.

    The SEC allows us to incorporate by reference information into this document, which means we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the following documents we have previously filed with the SEC:

our Current Reports on Form 8-K filed on February 14, 2003,
October 15, 2003, February 6, 2004 and February 17, 2004;

our Annual Report on Form 10-K for the year ended
December 31, 2002, filed on March 17, 2003;

the Sotheby's Annual Meeting proxy statement on
Schedule 14A filed on April 11, 2003; and

our Quarterly Reports for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 filed on May 14,
2003, August 7, 2003, and November 13, 2003 respectively.

    Copies of our Annual Report, Proxy Statement, and Quarterly Reports are available on the Sotheby's Internet web site at www.sothebys.com. SEC filings are available at the website maintained by the SEC at www.sec.gov. If you wish to obtain a copy of any of our SEC filings, you may obtain them by contacting Sotheby's Investor Relations Department at 1334 York Avenue, New York, New York 10021 (212) 894-1023. We also incorporate by reference into this document additional documents that may be filed by Sotheby's with the SEC after the date of this document until the termination of the Offer, including additional Current Reports on Form 8-K and our Annual Report on Form 10-K for the year ended December 31, 2003.

    In addition, you may read and copy any reports, statements or other information that Sotheby's files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

    Public Reference Room
    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

    This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your Eligible Options.

    The information contained in this Offer about Sotheby's should be read together with the information contained in the documents to which we have referred you.

19. MISCELLANEOUS FINANCIAL INFORMATION.

    RATIO OF LOSS TO FIXED CHARGES

    The table below presents the Company's ratio of loss to fixed charges for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001. The table below also presents the incremental earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0 for those periods.

                                                   NINE MONTHS ENDED     YEAR ENDED     YEAR ENDED
                                                     SEPTEMBER 30,      DECEMBER 31,   DECEMBER 31,
                                                          2003              2002           2001
                                                          ----              ----           ----
                                                         (THOUSANDS OF DOLLARS, EXCEPT RATIO
                                                              OF LOSS TO FIXED CHARGES)
Ratio of loss to fixed charges...................         (1.10)            (1.47)         (1.07)
Incremental earnings required to provide a ratio
  of earnings to fixed charges of 1.0............       $61,572           $71,225        $72,446

    The ratio of loss to fixed charges equals 'Loss Before Fixed Charges' divided by 'Fixed Charges.' For purposes of calculating the ratio of loss to fixed charges, 'Loss Before Fixed Charges' consists of loss before taxes for majority-owned companies, adjusted to include any income actually received from less than 50%-owned companies and less interest capitalized during the period. 'Fixed Charges' represent interest (whether expensed or capitalized), amortization of capitalized interest and an estimate of that portion of rental expense representative of interest.

    BOOK VALUE PER SHARE

    The Company's book value per share as of September 30, 2003 was $1.67.

    SUMMARY FINANCIAL INFORMATION

    The table below presents Summary Financial Information related to the Company for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001.

                                                    NINE MONTHS ENDED       YEAR ENDED       YEAR ENDED
                                                      SEPTEMBER 30,        DECEMBER 31,     DECEMBER 31,
                                                           2003                2002             2001
                                                           ----                ----             ----
                                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA AND RATIO
                                                                 OF LOSS TO FIXED CHARGES)
BALANCE SHEET DATA:
Current assets...................................        $249,234            $457,473         $461,129
Non-current assets...............................        $463,042            $418,232         $402,334
Current liabilities..............................        $226,008            $447,929         $474,554
Long-term liabilities............................        $383,133            $287,408         $203,039
Book value per share.............................        $   1.67            $   2.28         $   2.36

STATEMENT OF OPERATIONS DATA:
Total revenues...................................        $208,932            $345,095         $336,163
Operating loss...................................        $(40,491)           $(52,260)        $(49,771)
Loss before taxes................................        $(61,908)           $(71,461)        $(71,546)
Net loss.........................................        $(40,859)           $(54,755)        $(41,696)
Basic and diluted loss per share before taxes....        $  (1.01)           $  (1.16)        $  (1.18)
Basic and diluted net loss per share.............        $  (0.66)           $  (0.89)        $  (0.69)
Ratio of loss to fixed charges...................           (1.10)              (1.47)           (1.07)

20. RISK FACTORS; FORWARD LOOKING STATEMENTS.

    RISK FACTORS

    Your decision whether to accept or reject this Offer should take into account the factors described in this document as well as the various risks inherent in our business. We have described risks, including risks concerning Sotheby's, in the information we have incorporated by reference into this document.

See in particular the discussion of 'Risk Factors Affecting Operating Results and Liquidity,' in our quarterly report on Form 10-Q for the quarter ending September 30, 2003.

    FORWARD LOOKING STATEMENTS

    This Offer as well as Form 10-K, or Form 10-Q contains certain forward looking statements, as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. Major factors which the Company believes could cause the actual results to differ materially from the predicted results in the forward looking statements include, but are not limited to, the factors discussed under 'Risk Factors Affecting Operating Results and Liquidity' referenced above.

    This Offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this offer to option holders in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

21. NOTICE TO EMPLOYEES OUTSIDE THE UNITED STATES ON DATA PROTECTION.

    In connection with the administration of the Offer, we may be required to transfer your personal data to other offices in Sotheby's worldwide organization, or to third parties in the normal course of business or as required by law (e.g. transfer agents, etc.). This may involve the transfer of information to countries which do not offer equivalent protection of personal data as that offered in your country. Of course, all personal information given to and held by Sotheby's is treated confidentially, and all third parties will be held to the same level of confidentiality.

                                   SCHEDULE A
          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

    The following table lists the executive officers and directors of Sotheby's Holdings, Inc. and their positions and the number of their options eligible ('Eligible Options') for exchange pursuant to the Offer as of February 23, 2004:

DIRECTORS AND
EXECUTIVE OFFICERS                            POSITIONS                              ELIGIBLE OPTIONS
------------------                            ---------                              ----------------
George Bailey.....................            Managing Director -- Sotheby's Europe      174,000
Lord Black of Crossharbour........            Director                                      *
Michael Blakenham.................            Director                                      *
Richard C. Buckley................            Managing Director, North America            36,000
Steven B. Dodge...................            Director                                      *
Max M. Fisher.....................            Director                                      *
Marquess of Hartington............            Director                                      *
Jeffrey H. Miro...................            Director                                      *
Donaldson C. Pillsbury............            Executive Vice President,                  200,000
                                              General Counsel and Secretary
Sharon Percy Rockefeller..........            Director                                      *
William F. Ruprecht...............            Director, President and                    575,000
                                              Chief Executive Officer
William S. Sheridan...............            Executive Vice President                    85,000
                                              and Chief Financial Officer
Michael I. Sovern.................            Director                                      *
Donald M. Stewart.................            Director                                      *
Robert S. Taubman.................            Director                                      *
Daryl S. Wickstrom................            Managing Director,                          28,500
                                              Global Auction Division
Robin G. Woodhead.................            Director, Executive Vice President         250,000
                                              and Chief-Executive Officer,
                                              Sotheby's
                                              Europe and Asia
Mitchell Zuckerman................            President                                  218,333
                                              Sotheby's Financial Services, Inc.
                                              and Sotheby's Ventures, LLC

The address of each executive officer and director is: c/o Sotheby's, Inc., 1334 York Avenue, New York, NY 10021

Eligible Options held by our executive officers represent approximately 28% of total Eligible Options.
---------

* No option grants have been made to non-employee directors or to A. Alfred Taubman, a control person.

                                   SCHEDULE B

              VESTING OF STOCK OPTIONS HELD BY EXECUTIVE OFFICERS

    The following table lists the Stock Options held by our executive officers that have vested since April 9, 2003.

EXECUTIVE OFFICERS                               STOCK OPTIONS
------------------                               -------------
William F. Ruprecht............................     138,000

William S. Sheridan............................      68,200

Robin G. Woodhead..............................      73,333

Mitchell Zuckerman.............................      62,199

Beneficial Ownership Of Common
Stock By Executive Officers As A
Group Since April 9, 2003......................     426,265